EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-279890) on Form S-8, in the registration statements (No. 333-249905, No. 333-240208 and No. 333-275213) on Form S-3, and in registration statements (No. 333-268496, No. 333-237842, and No. 333-196004) on Form S-4 of our reports dated February 27, 2026, with respect to the consolidated financial statements of Provident Financial Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 27, 2026